Exhibit 99.1

NEWS release

P.O. Box 10, Manitowoc, WI 54221-0010

For further information, contact:

Rachel Oakes, Marketing Communications Manager

Phone: (608) 372-2265 | roakes@bankfirst.com

FOR IMMEDIATE RELEASE

Bank First Corporation Announces Board Changes and Celebrates Retirement of Two Directors

MANITOWOC, WI, June 18, 2024 – Bank First Corporation (NASDAQ: BFC), the holding company for Bank First, N.A., announced changes to its Board of Directors, including the retirement of two esteemed Directors, Michael G. Ansay and David R. Sachse, and the appointment of Mary-Kay H. Bourbulas as Lead Independent Director and Erin A. Davis as Director.

Michael G. Ansay became a Director of the Corporation and Bank in February 2010, and his retirement from the Board took effect on January 15, 2024. Significant milestones marked his leadership journey within the organization. In 2012, he was appointed Vice-Chairman and quickly advanced to the role of Chairman in January 2013. During his nearly decade-long tenure as Chairman of the Board from January 2013 to June 2022, Mr. Ansay provided exceptional strategic direction, steering the Bank through pivotal periods of growth and change. To help facilitate a smooth transition, the role of Chairman was transitioned to Mike Molepske, Chief Executive Officer of Bank First, in June 2022, in advance of Mr. Ansay’s planned retirement. Over his 14 years of service, Mr. Ansay’s visionary leadership and unwavering commitment to excellence have been instrumental in shaping the organization's success.

Bank First remains steadfast in its commitment to the strategic partnership with Ansay & Associates, a second-generation independent insurance agency renowned for delivering integrated insurance, risk management, and benefits solutions tailored to businesses, families, and individuals. This valued relationship allows Bank First to extend a wide array of world-class insurance products to its customers, enhancing their overall financial security and peace of mind.

David R. Sachse became a Director of the Corporation and the Bank in June 2010. Bringing a wealth of experience in financial planning and analysis, internal audit, compliance, and acquisition structuring, Mr. Sachse has played a crucial role in Bank First’s growth and success over the past 14 years. In addition, Mr. Sachse served as Lead Independent Director, a role he initiated to ensure the best interests of both the directors and the Bank’s senior management team were always at the forefront. Through his insightful approach to business development, Sachse assisted the Bank in identifying and capitalizing on new opportunities, driving substantial growth. Sachse’s leadership and keen business acumen have been instrumental in navigating complex financial landscapes, ensuring the Bank's competitive edge and long-term success. His retirement from the Board of Directors of Bank First and Bank First Corporation was effective June 17, 2024.

Mr. Ansay and Mr. Sachse have served on the Board with remarkable distinction, delivering invaluable guidance and steadfast support crucial to the Bank's success. During their tenure, Bank First significantly expanded its footprint across Wisconsin through strategic acquisitions and the establishment of de novo offices in new markets. It also experienced extraordinary asset growth, increasing from $832 million in 2010 to $4.2 billion today. The retirement of Mr. Ansay and Mr. Sachse was celebrated at the Bank's annual meeting on Monday, June 17, 2024.

“We are honored to recognize Mike Ansay and David Sachse, who have retired after many years of dedicated service. I feel grateful to have known and worked with them both personally and professionally,” stated Mike Molepske, Chief Executive Officer and Chairman of the Board. “Their visionary contributions have solidified Bank First’s position as one of the top-performing banks in the country. We are deeply grateful for their years of service and wish them all the best in their future endeavors.”

Mary-Kay H. Bourbulas was appointed the new Lead Independent Director and transitioned into the role before Mr. Sachse’s retirement. Ms. Bourbulas brings a wealth of experience and leadership to this critical role, ensuring the continued independence and effectiveness of the Board. She became a Director of the Company and the Bank in July 2019. Her experience in evaluating and managing secured assets and troubled loans, coupled with her tenure in the investment services industry, brings valuable expertise to Bank First’s Board. As Lead Independent Director, Ms. Bourbulas will serve as a liaison between the Chairman of the Board and the independent directors. Ms. Bourbulas is also the Chair of the Governance and Nominating Committee.

Erin A. Davis became a Director of the Bank on April 16, 2024, and was elected to the Board of Directors of Bank First Corporation effective June 17, 2024. As the CEO of Quality Roasting, Inc., a Wisconsin-based soybean processing company, Davis brings valuable experience in business management. Her diverse background and critical thinking skills enrich the Board’s capabilities, fostering an environment of innovative thinking and strategic planning. Davis’s perspective will be instrumental in driving the Bank's vision forward and ensuring it remains adaptable and resilient in an ever-evolving industry.

“The blend of seasoned leadership and new insights positions Bank First and our Board for a dynamic and successful future," Molepske commented. "Mary-Kay has consistently shown outstanding leadership, strategic vision, and a deep commitment to our values. The Board has full confidence in her ability to lead us through future opportunities and endeavors. We also warmly welcome Erin to the Board. She brings experience and fresh perspectives that will be invaluable as we continue to innovate and grow.”

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Bank First Corporation (NASDAQ: BFC) provides financial services through its subsidiary, Bank First, N.A., which was incorporated in 1894. Bank First offers loan, deposit, and treasury management products at each of its 26 banking locations in Wisconsin. The Bank has grown through both acquisitions and de novo branch expansion. The Bank employs approximately 379 full-time equivalent staff and has assets of approximately $4.2 billion. Insurance services are available through its bond with Ansay & Associates, LLC. Trust, investment advisory, and other financial services are offered in collaboration with several regional partners. Further information about Bank First Corporation is available by clicking on the Shareholder Services tab at www.bankfirst.com.